Exhibit 99.1

  LASERSCOPE REPORTS 2005 THIRD QUARTER OPERATING RESULTS, UPDATES GUIDANCE FOR
                     2005 AND SETS INITIAL GUIDANCE FOR 2006

  SOLID YEAR-OVER-YEAR REVENUE GROWTH DRIVEN BY DOMESTIC AND INTERNATIONAL PVP
                             PROCEDURE VOLUME GROWTH

     2005 THIRD QUARTER HIGHLIGHTS (COMPARED TO THE PRIOR-YEAR QUARTER):

     - GreenLight PV(R) fiber optic delivery devices shipped for PVP increased 77% to 17,639 units from 9,991 units.

     -    Total revenues grew 26% to $30.4 million.

     -    Operating income rose 19% to $5.4 million.

     SAN JOSE, Calif., Nov. 3 /PRNewswire-FirstCall/ -- Laserscope (Nasdaq:
LSCP), a pioneer in the development and commercialization of minimally-invasive medical devices, including medical lasers and advanced fiber-optic delivery devices, today reported revenues of $30.4 million for its third quarter ended September 30, 2005, a 26% increase from $24.2 million in the third quarter of 2004. The increase in revenues was primarily attributable to continued strong year-over-year growth in sales of the Company's line of GreenLight(TM) products used for the Photoselective Vaporization of the Prostate ("PVP") procedure, offset by a slight decline in the Company's aesthetics business. Third quarter 2005 operating income grew 19% to $5.4 million, from $4.5 million in the third quarter of 2004. Third quarter 2005 net income was $6.3 million, or $0.28 per fully-diluted share, an increase from net income of $4.4 million, or $0.19 per fully-diluted share, in the same quarter last year.

     Gross margins in the third quarter of 2005 were down slightly to 59% compared to approximately 60% in the third quarter of 2004 and 61% in the second quarter of 2005. Year-over-year gross margin fluctuations were the result of the higher mix of lower margin international sales of both our GreenLight and aesthetic products as a percentage of overall revenues offset by a higher percentage of overall sales being from higher margin GreenLight products worldwide.

     Selling, general and administrative ("SG&A") expenses declined as a percentage of revenues compared to the third quarter of 2004. SG&A expenses were $10.5 million, or 35% of revenues, in the third quarter of 2005, compared to $8.8 million, or 36% of revenues, in the third quarter of 2004. The absolute increase in SG&A expenses resulted primarily from increases in marketing and sales costs to support higher sales.

     As a result of analysis of business prospects for 2006, the Company determined that it is more likely than not that future profitability will be sufficient to realize deferred income tax assets. In accordance with FAS 109 and related literature the Company released valuation allowances against its deferred income tax assets. The effective income tax rate was approximately negative 16% in the third quarter of 2005 and is expected to be positive 12% in the fourth quarter of 2005. The effective income tax rate for 2006 is currently anticipated to be in the range of 39% to 40%.

     The Company strengthened its balance sheet during the third quarter of 2005. At September 30, 2005, Laserscope had no bank borrowings and a cash position of $29.1 million, up significantly from $16.0 million at December 31, 2004. Inventories increased predominantly to support our GreenLight product line. Day Sales Outstanding ("DSOs") were relatively constant in the U.S. and increased somewhat for international sales.

     Nine-Month Results
     For the nine months ended September 30, 2005, the Company reported revenues of $92.1 million compared to $64.3 million for the nine months ended September 30, 2004, a 43% year-over-year increase. Operating income in the first nine months of 2005 was $18.4 million, compared to $9.8 million in the prior-year period, an 87% year-over-year increase. For the nine months ended September 30, 2005, Laserscope reported net income rose 74% to $16.6 million, or $0.73 per fully-diluted share, compared to $9.6 million, or $0.42 per fully-diluted share, in the same period last year.

     Urology Business Update
     "In the last quarter, we continued our trend of strong year-over-year growth, increased our penetration of international markets and advanced our goal of making the PVP procedure using our GreenLight products as the worldwide standard for treating BPH, while absorbing the impact of a confluence of adverse factors in the U.S. urology market. International demand for the PVP procedure using the GreenLight laser system continued to grow in the third quarter of 2005, as we posted another quarterly increase in shipments of GreenLight delivery devices overseas on a sequential quarter-over-quarter and year-over-year basis," said Eric Reuter, Laserscope President and CEO. "U.S. revenues from GreenLight delivery devices grew strongly year-over-year, although we did experience an unexpected slowdown in U.S. PVP utilization during the third quarter, resulting in a sequential decrease in U.S. sales of GreenLight delivery devices on a quarter-over-quarter basis. We believe several factors contributed to this decline including a seasonal slowdown in elective procedures during the summer months, a temporary disruption in large areas of the southern United States due to the hurricanes and subsequent relief efforts, the potential that reimbursement for the PVP procedure may be reduced substantially from the current temporary rate which caused some customers to delay or cancel purchases and competitive product offerings."

     Reimbursement Update
     "Yesterday, the Centers for Medicare and Medicaid Services ("CMS") announced the final rule for the Outpatient Prospective Payment System ("OPPS") for 2006," Mr. Reuter commented. "Although we disagree with the decision by CMS, we had anticipated the possibility of this ruling and, accordingly, our current 2006 guidance contemplates the new OPPS reimbursement rate applicable to PVP in 2006 of approximately $2,500 per procedure, on a national average basis. CMS is expected to announce the final rule for the Fee Schedule (physician payment) for 2006 in the near future, and we will reserve public comment on that final rule until after its release."

     Aesthetics Business Update
     "This was a disappointing quarter for our aesthetics business," said Mr. Reuter. "Aesthetics revenues fell slightly on a sequential and year-over-year basis due in large part to a precipitous decline in revenues generated through our distribution relationship with McKesson during the transition to our new U.S. distribution partner, Henry Schein. Given the large opportunity in the market for aesthetic products and procedures, we plan to utilize our new distribution relationship with Henry Schein and augment our internal resources in order to re-dedicate and re-focus the organization on growth. We believe our aesthetic product portfolio remains attractive and that our recently released Solis(TM) product will help our aesthetic business rebound in the fourth quarter and in 2006."

     Full Year 2005 Guidance
     Based on the nine-month results in 2005, the management of Laserscope has revised its full-year 2005 guidance as follows:

     - 2005 revenues are expected to be in the range of $125 million to $130 million, up 33% to 38% over 2004.
     - Reported pre-tax earnings are expected to be in the range of $25.5 to $26.5 million, up 63% to 69% over 2004.
     - Net income is expected to be in the range of $0.97 to $1.02 per fully-diluted share, at our effective tax rate of approximately 12% for 2005. For 2006, Laserscope expects our effective tax rate will be 39-40%.

     Full Year 2006 Guidance
     The management of Laserscope has additionally outlined preliminary 2006 guidance as follows:

     - 2006 Revenues and Earnings are expected to grow between 20% and 25% assuming a full income tax rate of 39-40% is applied to pre-tax income for both 2006 and 2005. This earnings outlook specifically does not include the impact on the Company of stock-based compensation expenses required under FAS 123R.

     Management Conference Call
     Management of Laserscope will hold a conference call on Thursday, November 3, 2005 at 8:00 am PT / 11:00 am ET to discuss results for the third quarter of 2005. To participate in the call, please dial 800-257-6566 (303-205-0055 for international callers) at least five minutes prior to the start time.

     Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at www.laserscope.com. Investors should go to the website a few minutes early, as it may be necessary to download audio software to access the conference call.

     A replay of the conference call will be available through November 10, 2005 by dialing 800-405-2236 (303-590-3000 for international callers), and entering passcode 11041041

     About Laserscope
     Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of minimally-invasive medical products including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on its web site at www.laserscope.com.

     Safe Harbor Statement
     This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include: statements about Laserscope's future profitability and operating results, competition, proposed changes to the rates of reimbursement applicable to the PVP procedure recently proposed by the Centers for Medicare and Medicaid Services and the possible effects, expected continued momentum of Laserscope's business and growth including new product offerings, worldwide adoption rates of the PVP procedure using the Company's GreenLight(TM) laser system, our ability to compete with similar product offerings, market penetration opportunities in international markets such as in Europe and the Asia Pacific region, including Japan. These statements are subject to a number of risks and uncertainties, including: uncertainties regarding introduction of new technologies competitive to Laserscope's products and the degree to which the Company's current and new products are accepted by customers, which could affect the level of demand for our products; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight laser system, which could result in negative patient outcomes and reduce our disposable fiber recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; uncertainties regarding our ability to compete with companies that have significantly greater financial, technical, research and development, manufacturing and marketing resources than we have; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope's filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com and at the SEC's website: www.sec.gov. Laserscope assumes no obligation to update the forward-looking information contained in this press release.

     At Laserscope:                  At Financial Relations Board:
     Eric Reuter, President & CEO    Tricia Ross Analyst/Investor Contact
     Derek Bertocci, CFO             (617) 520-7064
     (408) 943-0636                  Laurie Berman, General Information
                                     (310) 854-8315

                           GreenLight(TM) Fiber Sales*
                                     (Units)

     2005               Q1       Q2       Q3
     --------------   ------   ------   ------
     United States    11,792   14,379   12,654
     International     4,463    4,712    4,985
        Total         16,255   19,091   17,639

     2004               Q1       Q2       Q3       Q4      Year
     --------------   ------   ------   ------   ------   ------
     United States     5,018    6,908    7,024   10,211   29,161
     International     1,385    1,582    2,967    2,269    8,203
        Total          6,403    8,490    9,991   12,480   37,364

     * The Company now plans to report consolidated worldwide fiber unit sales beginning with its 2006 first quarter earnings press release.

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)

Condensed Consolidated Statements of Income

                                                Three months ended                     Nine months ended
                                                  September 30,                         September 30,
                                        ----------------------------------    ---------------------------------
(thousands except per share amounts)         2005               2004                2005              2004
------------------------------------    ---------------    ---------------    ---------------   ---------------
Net revenues                            $        30,428    $        24,156    $        92,123   $        64,340
Cost of sales                                    12,403              9,749             36,131            26,935
Gross margin                                     18,025             14,407             55,992            37,405
Operating expenses:
  Research and
   development                                    2,123              1,143              5,446             3,727
  Selling, general
   and administrative                            10,533              8,763             32,100            23,834
                                                 12,656              9,906             37,546            27,561

Operating income                                  5,369              4,501             18,446             9,844
Interest income
 (expense) and
 other, net                                          92                (52)               419               321

Net income before
 income taxes                                     5,461              4,449             18,865            10,165

Provision (benefit)
 for income taxes                                  (862)                96              2,221               610

Net income                              $         6,323    $         4,353    $        16,644   $         9,555

Basic net income
 per share                              $          0.28    $          0.20    $          0.75   $          0.46
Diluted net income
 per share                              $          0.28    $          0.19    $          0.73   $          0.42

Shares used in basic
 per share
 calculations                                    22,196             21,364             22,101            20,875

Shares used in
 diluted per
 share calculations                              22,955             22,778             22,937            22,780

Condensed Consolidated Balance Sheets

                                                 September 30,    December 31,
($ in thousands)                                     2005             2004
---------------------------------------------   --------------   --------------
Assets
Current assets:
  Cash & cash equivalents                       $       29,083   $       15,954
  Accounts receivable, net                              22,403           20,342
  Inventories                                           26,731           19,446
  Deferred tax assets,
   prepayments and other current assets                 16,908            1,471
    Total current assets                                95,125           57,213

Property and equipment, net                              6,321            3,457
Other assets                                             1,317              919

    Total assets                                $      102,763   $       61,589

Liabilities and Shareholders' Equity
Current liabilities                             $       24,824   $       18,647
Capital leases                                              14               31
Shareholders' equity                                    77,925           42,911

Total liabilities and shareholders' equity      $      102,763   $       61,589

SOURCE  Laserscope
    -0-                             11/03/2005
    /CONTACT:  Eric  Reuter,  President  & CEO,  or  Derek  Bertocci,  CFO,
both  of  Laserscope,   +1-408-943-0636;   or  Analyst/Investor,   Tricia  Ross,
+1-617-520-7064, or Laurie Berman, General Information, +1-310-854-8315, both of Financial Relations Board, for Laserscope/
    /Web site:  http://www.laserscope.com /
    (LSCP)